AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 12, 2012.
Registration No. 333-168971

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
POST-EFFECTIVE AMENDMENT NO. 4

TO FORM S-11
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

APPLE REIT TEN, INC.
(Exact name of Registrant as specified in its charter)

Virginia	814 East Main Street Richmond, Virginia 23219 (804) 344-8121	27-3218228
(State or other jurisdiction of incorporation)	(Address. Including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

Glade M. Knight
Chairman and Chief Executive Officer
Apple REIT Ten, Inc.
814 East Main Street
Richmond, Virginia 23219
(804) 344-8121
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin B. Richards, Esq.
David F. Kurzawa, Esq.
McGuireWoods LLP
901 East Cary Street, One James Center
Richmond, Virginia 23219
(804) 775-1029
(804) 775-7471

          Approximate date of commencement of proposed sale to the public: As soon as possible after effectiveness of the Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Explanatory Note

The sole purpose of this Amendment No. 1 to Post-Effective Amendment No 4, as filed with the Securities and Exchange Commission on February 17, 2012, is to amend the Exhibit Index, Item 36(b) of Part II of the Registration Statement, and furnish Exhibit 101 as required by Rule 405 of Regulation S-T. Exhibit 101 to this Amendment No. 1 to Post-Effective Amendment No. 4 furnishes the following items from the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2011 formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statement of Cash Flows, and (iv) related notes to these financial statements, tagged as blocks of text.

No changes have been made to Post-Effective Amendment No. 4 other than the furnishing of Exhibit 101 as described above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits.

          (b) Exhibits. Except as expressly noted otherwise, the Exhibits have been previously filed.

Exhibit Number	Description of Documents

1.1

Agency Agreement between the Registrant and David Lerner Associates, Inc. with form of selected Dealer Agreement attached as Exhibit A thereto. (Incorporated by reference to Exhibit 1.1 to amendment no. 3 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed December 20, 2010 and effective January 19, 2011)

1.2

Escrow Agreement. (Incorporated by reference to Exhibit 1.2 to amendment no. 3 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed December 20, 2010 and effective January 19, 2011)

3.1

Articles of Incorporation of the Registrant, as amended. (Incorporated by reference to Exhibit 3.1 to amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed January 7, 2011 and effective January 19, 2011)

3.2

Bylaws of the Registrant, as amended. (Incorporated by reference to Exhibit 3.2 to amendment no. 3 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed December 20, 2010 and effective January 19, 2011)

5.1

Opinion of McGuireWoods LLP as to the legality of the securities being registered. (Incorporated by reference to Exhibit 5.1 to amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed January 7, 2011 and effective January 19, 2011)

8.1

Opinion of McGuireWoods LLP as to certain tax matters. (Incorporated by reference to Exhibit 8.1 to amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed January 7, 2011 and effective January 19, 2011)

10.1

Advisory Agreement between the Registrant and Apple Ten Advisors, Inc., as amended. (Incorporated by reference to Exhibit 10.1 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.2

Property Acquisition/Disposition Agreement between the Registrant and Apple Suites Realty Group, Inc. (Incorporated by reference to Exhibit 10.2 to amendment no. 3 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed December 20, 2010 and effective January 19, 2011)

10.3

Apple REIT Ten, Inc. 2010 Non-Employee Directors Stock Option Plan. (Incorporated by reference to Exhibit 10.3 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.4

Purchase Contract dated as of February 1, 2011 between 5280 Lodging, LLC and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.4 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.5

Management Agreement dated as of March 4, 2011 between Stonebridge Realty Advisors, Inc. and Apple Ten Hospitality Management, Inc. (Incorporated by reference to Exhibit 10.5 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.6

Franchise License Agreement dated as of March 4, 2011 between Hilton Garden Inns Franchise LLC and Apple Ten Hospitality Management, Inc. (Incorporated by reference to Exhibit 10.6 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.7

Hotel Lease Agreement effective as of March 4, 2011 between Apple Ten Hospitality Ownership, Inc. and Apple Ten Hospitality Management, Inc. (Incorporated by reference to Exhibit 10.7 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.8

Purchase Contract dated as of February 4, 2011 between Yogi Hotel, Inc. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.8 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.9

Management Agreement dated as of March 15, 2011 between MHH Management, LLC and Apple Ten Hospitality Management, Inc. (Incorporated by reference to Exhibit 10.9 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.10

Franchise License Agreement dated as of March 15, 2011 between Hampton Inns Franchise LLC and Apple Ten Hospitality Management, Inc. (Incorporated by reference to Exhibit 10.10 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.11

Hotel Lease Agreement effective as of March 15, 2011 between Apple Ten North Carolina, L.P. and Apple Ten Hospitality Management, Inc. (Incorporated by reference to Exhibit 10.11 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.12

Purchase Contract dated as of February 25, 2011 between Independence Hospitality, Inc. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.12 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.13

Management Agreement dated as of March 25, 2011 between Newport Charlotte Management, LLC and Apple Ten Hospitality Management, Inc. (Incorporated by reference to Exhibit 10.13 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.14

Relicensing Franchise Agreement dated as of March 25, 2011 between Marriott International, Inc. and Apple Ten Hospitality Management, Inc. (Incorporated by reference to Exhibit 10.14 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.15

Hotel Lease Agreement effective as of March 25, 2011 between Apple Ten North Carolina, L.P. and Apple Ten Hospitality Management, Inc. (Incorporated by reference to Exhibit 10.15 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.16

Purchase Contract dated as of February 4, 2011 between Columbia East Hospitality, Inc. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.16 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.17

Management Agreement dated as of March 25, 2011 between Newport Columbia Management, LLC and Apple Ten Hospitality Management, Inc. (Incorporated by reference to Exhibit 10.17 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.18

Relicensing Franchise Agreement dated as of March 25, 2011 between Marriott International, Inc. and Apple Ten Hospitality Management, Inc. (Incorporated by reference to Exhibit 10.18 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.19

Hotel Lease Agreement effective as of March 25, 2011 between Apple Ten Business Trust and Apple Ten Hospitality Management, Inc. (Incorporated by reference to Exhibit 10.19 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.20

Purchase Contract dated as of February 4, 2011 between Onslow Hospitality, Inc. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.20 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.21

Purchase Contract dated as of February 4, 2011 between Krishna Hotel, Inc. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.21 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.22

Purchase Contract dated as of November 5, 2010 between The Generation Companies, LLC and Apple Suites Realty Group, Inc. (Incorporated by reference to Exhibit 10.22 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.23

Assignment of Contract dated as of February 8, 2011 between Apple Suites Realty Group, Inc. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.23 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.24

Purchase Contract dated as of March 1, 2011 between KRG/White LS Hotel, LLC and Kite Realty/White Hotel LS Operators, LLC and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.24 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.25

Purchase Contract dated as of April 4, 2011 between Collins Hospitality, Inc. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.25 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.26

Purchase Contract dated as of April 4, 2011 between Five Seasons Hospitality, Inc. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.26 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.27

Purchase Contract dated as of April 4, 2011 between Sajni, Inc. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.27 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.28

Purchase Contract dated as of April 4, 2011 between Windy City Lodging, Inc. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.28 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.29

Purchase Contract dated as of April 12, 2011 between McKibbon Hotel Group of Knoxville, Tennessee #3, L.P. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.29 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.30

Purchase Contract dated as of April 12, 2011 between MHG-TC, #2, LLC and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.30 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.31

Purchase Contract dated as of April 12, 2011 between MHG-TC, LLC and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.31 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.32

Purchase Contract dated as of April 12, 2011 between MHG of Gainesville, Florida #3, LLC and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.32 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.33

Purchase Contract dated as of April 12, 2011 between McKibbon Hotel Group of Fort Myers, Florida #2, L.P. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.33 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.34

Purchase Contract dated as of April 12, 2011 between MHG of Richmond, Virginia, LLC and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.34 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.35

Purchase Contract dated as of April 12, 2011 between MHG of Pensacola, Florida, LLC and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.35 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.36

Purchase Contract dated as of April 12, 2011 between McKibbon Hotel Group of Montgomery, Alabama, L.P. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.36 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.37

Purchase Contract dated as of April 12, 2011 between MHG of Mobile, Alabama #5, LLC and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.37 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.38

Purchase Contract dated as of May 4, 2011 between McKibbon Hotel Group of Gainesville, Florida #2, LP and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.38 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.39

Purchase Contract dated as of May 27, 2011 between Chicago North Shore Lodging Associates, LLC and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.39 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed August 12, 2011)

10.40

Purchase Contract dated as of May 27, 2011 between Chicago River Road Lodging Associates, LLC and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.40 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed August 12, 2011)

10.41

Purchase Contract dated as of May 27, 2011 between VHRMR Round Rock, LTD. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.41 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed August 12, 2011)

10.42

Purchase Contract dated as of July 11, 2011 between Ascent Hospitality, Inc. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.42 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed August 12, 2011)

10.43

Purchase Contract dated as of July 11, 2011 between SASI, LLC, and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.43 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed August 12, 2011)

10.44

Purchase Contract dated as of July 13, 2011 between Omaha Downtown Lodging Investors II, LLC and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.44 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed August 12, 2011)

10.45

Purchase Contract dated as of July 13, 2011 between Scottsdale Lodging Investors, LLC and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.45 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed August 12, 2011)

10.46

Purchase Contract dated as of October 28, 2011 between Oceanside Seagate SPE, LLC and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.46 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed November 10, 2011)

10.47

Purchase Contract dated as of November 1, 2011 between Dallas Lodging, LLC and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.47 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed November 10, 2011)

10.48

Purchase Contract dated as of November 1, 2011 between Grapevine Equity Partners, LLC and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.48 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed November 10, 2011)

10.49

Purchase Contract dated as of November 1, 2011 between Sunbelt – I2HA, LLC, et. al. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.49 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed November 10, 2011)

10.50

Purchase Contract dated as of July 8, 2010 between Sunbelt-FTH, LLC and Apple Suites Realty Group, Inc. (Incorporated by reference to Exhibit 10.50 to post-effective amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed February 17, 2012)

10.51

Assignment of Contract dated as of December 8, 2011 between Apple Suites Realty Group, Inc. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.51 to post-effective amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed February 17, 2012)

10.52

Purchase Contract dated as of July 8, 2010 between Sunbelt-TNT, LLC and Apple Suites Realty Group, Inc. (Incorporated by reference to Exhibit 10.52 to post-effective amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed February 17, 2012)

10.53

Assignment of Contract dated as of January 11, 2012 between Apple Suites Realty Group, Inc. and Apple Ten Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.53 to post-effective amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed February 17, 2012)

23.1

Consent of McGuireWoods LLP (included in Exhibit 5 and 8) (Incorporated by reference to Exhibit 23.1 to amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed January 7, 2011 and effective January 19, 2011)

23.2

Consent of Ernst & Young LLP (regarding prospectus) (Incorporated by reference to Exhibit 23.2 to amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed January 7, 2011 and effective January 19, 2011)

23.3

Consent of Ernst & Young LLP (Incorporated by reference to Exhibit 23.3 to post-effective amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed February 17, 2012)

23.4

Consent of Gerald O. Dry, PA (Incorporated by reference to Exhibit 23.4 to post-effective amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed February 17, 2012)

23.5

Consent of Mauldin & Jenkins, LLC (Incorporated by reference to Exhibit 23.5 to post-effective amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed February 17, 2012)

23.6

Consent of Wade Stables P.C. (Incorporated by reference to Exhibit 23.6 to post-effective amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed February 17, 2012)

23.7

Consent of Warren Averett, LLC (formerly Wilson, Price, Barranco, Blankenship & Billingsley, P.C.) (Incorporated by reference to Exhibit 23.7 to post-effective amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed February 17, 2012)

23.8

Consent of Baker Tilly Virchow Krause, LLP (Incorporated by reference to Exhibit 23.8 to post-effective amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed February 17, 2012)

23.9

Consent of Pannell Kerr Forster of Texas, P.C. (Incorporated by reference to Exhibit 23.9 to post-effective amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed February 17, 2012)

23.10

Consent of Crowe Horwath LLP (Incorporated by reference to Exhibit 23.10 to post-effective amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed February 17, 2012)

24.1

Power of Attorney of Kent W. Colton (Incorporated by reference to Exhibit 24.1 to post-effective amendment no. 1 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed May 19, 2011 and effective May 31, 2011)

24.2

Power of Attorney of R. Garnett Hall, Jr. (Incorporated by reference to Exhibit 24.2 to post-effective amendment no. 1 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed May 19, 2011 and effective May 31, 2011)

24.3

Power of Attorney of Anthony Francis Keating, III (Incorporated by reference to Exhibit 24.3 to post-effective amendment no. 1 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed May 19, 2011 and effective May 31, 2011)

24.4

Power of Attorney of David J. Adams (Incorporated by reference to Exhibit 24.4 to post-effective amendment no. 2 to the registrant’s registration statement on Form S-11 (SEC File No. 333-168971) filed August 19, 2011 and effective August 30, 2011)

101

The following materials from the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statement of Cash Flows, and (iv) related notes to these financial statements, tagged as blocks of text. (FURNISHED HEREWITH)

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on March 12, 2012.

APPLE REIT TEN, INC.

By:	/s/ Glade M. Knight

Glade M. Knight
Chairman of the Board and Chief Executive Officer (and as such, Principal Executive Officer)

By:	/s/ Bryan F. Peery

Bryan F. Peery
Chief Financial Officer (and as such, Principal Accounting Officer)

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Post-Effective Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacities	Date

/s/ Glade M. Knight	Chairman of the Board and Chief Executive Officer (and as such,	March 12, 2012

Glade M. Knight	Principal Executive Officer)

/s/ Bryan F. Peery	Chief Financial Officer (and as such,	March 12, 2012
Principal Accounting Officer)
Bryan F. Peery
*	Director	March 12, 2012

Kent W. Colton
*	Director	March 12, 2012

R. Garnett Hall, Jr.
*	Director	March 12, 2012

Anthony Francis Keating, III
*	Director	March 12, 2012

David J. Adams

*By:	/s/ Glade M. Knight

Glade M. Knight
Attorney-In-Fact for the above-named person